Exhibit 2.8

MATERIAL CHANGE REPORT

FORM 51-102F3

Item 1	Name and Address of Company

Equinox Minerals Limited

Royal Bank Plaza, South Tower

200 Bay Street, Suite 2940

Toronto, Ontario M5J 2J2

Item 2	Date of Material Change

October 12, 2010

Item 3	New Release

A news release with respect to the material change referred to in this report was issued in Toronto, Ontario via Canada News Wire on October 12, 2010. A copy of this press release has been filed on SEDAR and is available at www.sedar.com.

Item 4	Summary of Material Change

Equinox Minerals Limited (“Equinox” or the “Company”) announced an increase in its full year production guidance to 140,000 tonnes of copper in concentrate.

Item 5	Full Description of Material Change

Equinox announced that following another strong production result in the third quarter, it was increasing its full year production guidance to 140,000 tonnes of copper in concentrate. As a result of both the mine and the plant operating at “nameplate” design this quarter and the stronger than expected results in the third quarter, management increased its full year production guidance to 140,000 tonnes (308 million pounds) of copper metal in concentrate at an average estimated C1 operating cost(1) of $1.35 per pound.

(1)	The term “C1 operating cost” is a non-GAAP measure. See “Non-GAAP Measures” in the Cautionary Notes below.

Cautionary Notes

Forward-Looking Statements

Certain information contained or incorporated by reference in this material change report, including any information as to the Company’s strategy, projects, plans, prospects, future outlook, anticipated events or results or future financial or operating performance, constitutes “forward-looking statements” within the meaning of Canadian securities laws. All statements, other than statements of historical fact, are forward-looking statements. Forward-looking statements can often, but not always, be identified by the use of words such as “plans”, “expects”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, “predicts”, “potential”, “continue” or “believes”, or variations (including negative variations) of such words; or statements that certain actions, events or results “may”, “could”, “would”, “should”, “might”, “potential to”, or “will” be taken, occur or be achieved or other similar expressions concerning matters that are not historical facts.

Without limitation, the statement that Management estimates that Lumwana will produce 140,000 tonnes (308 million pounds) of copper metal in concentrates at an average estimated C1 operating cost(1) of $1.35 per pound for the 2010 year is a forward-looking statement. The purpose of forward-looking statements is to provide the reader with information about management’s expectations and plans for 2010 and subsequent years. Actual results may vary.

Forward-looking statements are necessarily based on a number of factors, estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Such factors, estimates and assumptions include, but are not limited to, anticipated financial or operating performances of Equinox, it subsidiaries and their respective projects; future prices of copper and uranium; the estimation of mineral reserves and resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; estimated costs of future production; the grade, quality and content of the concentrate produced; the sale of production and the performance of offtakers; capital, operating and exploration expenditures; costs and timing of the development of the Lumwana Mine, the costs of Equinox’s hedging policy; costs and timing of future exploration; requirements for additional capital; government regulation of exploration, development and mining operations; environmental risks; reclamation and rehabilitation expenses; title disputes or claims; and limitations of insurance coverage. These risks and uncertainties are fully described in detail in the Company’s Annual Information Form dated March 15, 2010 which can be found on SEDAR at www.sedar.com or the Company’s website at www.equinoxminerals.com. While the Company considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect.

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Without limitation, in stating that Management estimates that Lumwana will produce 140,000 tonnes (308 million pounds) of copper metal in concentrates at an average estimated C1 operating cost(1) of $1.35 per pound, the Company has assumed that its ongoing efforts towards improving efficiencies will result in continued improvements in mine, mill and processing plant performance and in availability and utilization of the mining fleet.

Readers are cautioned that forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Equinox and/or its subsidiaries, including costs, production and returns, to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors are fully discussed in the Company’s Annual Information Form dated March 15, 2010. Readers are cautioned that forward-looking statements are not guarantees of future performance. All of the forward-looking statements made or incorporated in this material change report are qualified by these cautionary statements.

Although Equinox has attempted to identify statements containing important factors that could cause actual actions, event or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking information contained herein are made as of the date of this document based on the opinions and estimates of management on the date statements containing such forward looking information are made, and Equinox disclaims any obligation to update any forward-looking information, whether as a result of new information, estimates or opinions, future events or results or otherwise. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward looking information.

Technical Information

Certain technical information in this press release has been summarized or extracted from the Technical Report on the Lumwana Project, North Western Province, Republic of Zambia dated June 2008 and as re-filed in April 2009 (the “Technical Report”). Scientific and technical information contained in this press release has been prepared under the supervision of Robert Rigo, BEng., FAusIMM, MIEAust, Vice President, Project Development of Equinox who is a “Qualified Person” in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects. Readers are cautioned not to rely solely on the summary of information contained in this release, but should read the Technical Report which is posted on Equinox’s website at www.equinoxminerals.com and filed on SEDAR at www.sedar.com and any future amendments to such report. Readers are also directed to the cautionary notices and disclaimers contained therein.

Non-GAAP Measures

The term “C1 operating cost” is a non-GAAP performance measure reported in this press release and is prepared on a per-pound of copper produced basis. The term C1 operating cost does not have any standardized meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other issuers. C1 operating cost is a common performance measure in the copper industry and is prepared and presented herein on a basis consistent with the industry standard definitions. C1 operating costs includes all mining and processing costs, mine site overheads and realization costs through to refined metal.

Item 6	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

No reliance on subsection 7.1(2) or (3) of National Instrument 51-102.

Item 7	Omitted Information

No information has been omitted on the basis that it is confidential information.

Item 8	Executive Officer

Sonya Stark

Vice President, Corporate Affairs and Corporate Secretary

Tel: 416-867-8076

Item 9	Date of Report

October 15, 2010

EQUINOX MINERALS LIMITED

SONYA STARK

Sonya Stark

Vice President, Corporate Affairs and Corporate Secretary

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